Exhibit 10.01

OCEANEERING INTERNATIONAL, INC. 2011 ANNUAL CASH BONUS AWARD PROGRAM

On February 25, 2011, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Oceaneering International, Inc. (the “Company”) approved the 2011 Annual Cash Bonus Award Programs (a) for Executive Officers of the Company and (b) for all other participating employees, each under the 2010 Incentive Plan of the Company. In the case of Executive Officers, cash bonuses are based on the level of achievement of net income for the Company in 2011 (“Net Income”) as compared to planned results approved by the Compensation Committee (100% of award). In the case of all other participating employees: (a) with respect to corporate employee participants, cash bonuses are based upon level of achievement as compared to planned results of: (i) Net Income (80% of award) and (ii) Individual Goals (20% of award); (b) with respect to profit center executives, cash bonuses are based on the level of achievement as compared to planned results of: (i) Net Income (50% of award), and (ii) goals of the executive’s profit center (50% of award), which profit center percentage amount is comprised of the level of achievement as compared to planned results of the following: operating income of the profit center (70%), HSE goals (10%), objectives for the profit center (10%), and objectives for Continuous Quality Improvement (“CQI”) (10%); and (c) for all other participating employees, based upon the level of achievement as compared to planned results of: (i) Net Income (25% of award), (ii) goals of the participant’s profit center (60%, which is comprised of the same elements as for profit center executives), and (iii) Individual Goals (15%). The Compensation Committee has discretion to award a lower amount under the program than that amount which is otherwise determined under the terms of the program.

For each participant under each of these programs, the maximum cash award achievable is a percentage approved by the Compensation Committee of the participant’s annual base salary (in US Dollars) as of January 31, 2011. A participant must be employed by the Company or a subsidiary, or a member of the Board of Directors of the Company at the time the cash awards are approved for payment by the Compensation Committee to receive a cash award.